SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                              LCS Industries, Inc.
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                                (Name of Issuer)


                      Common Stock par value $.01 per share
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                         (Title of Class of Securities)


                                   501822 20 9
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ } (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

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CUSIP No.  501822 20 9                   13G                   Page 2 of 5 Pages
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     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

              Marvin Cohen ###-##-####
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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                       (b) [ ]

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     3        SEC USE ONLY

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     4        CITIZENSHIP OR PLACE OF ORGANIZATION


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      NUMBER OF SHARES                   5          SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                            444,054
                                ------------------------------------------------
                                         6          SHARED VOTING POWER

                                                    0
                                ------------------------------------------------
                                         7          SOLE DISPOSITIVE POWER

                                                    444,054
                                ------------------------------------------------
                                         8          SHARED DISPOSITIVE POWER

                                                    0
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      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               444,054
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     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                                     [ ]


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     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               9.1%
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     12        TYPE OF REPORTING PERSON*

               IN
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
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CUSIP No.  501822 20 9                   13G                   Page 3 of 5 Pages
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Item 1.
                  (a) Name of Issuer
                      LCS Industries, Inc.

                  (b) Address of Issuer's Principal Executive Offices
                      120 Brighton Road
                      Clifton, New Jersey 07012-1694
Item 2.
                  (a) Name of Person Filing
                      Marvin Cohen

                  (b) Address of Principal Business Offices or, if none,
                      Residence
                      120 Brighton Road
                      Clifton, New Jersey 07012-1694

                  (c) Citizenship
                           U.S.A.
                  (d) Title of Class of Securities
                           Common Stock Par Value $.01 per share

                  (e) CUSIP Number
                           501822 20 9


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a

        Not Applicable

Item 4. Ownership


(a)  Amount Beneficially Owned on December 31, 1997:   444,054*

(b)  Percent of Class              9.1%*

(c)  Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote                 444,054*
      (ii)   shared power to vote or to direct the vote                     0
     (iii)   sole power to dispose or to direct the disposition of    444,054
      (iv)   shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

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CUSIP No.  501822 20 9                   13G                   Page 4 of 5 Pages
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

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* Mr. Cohen  disclaims  ownership  of 2,200  shares held by his wife,  which are included in the amount shown. Also included are 86,000 shares subject to stock options exercisable within 60 days.

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CUSIP No.  501822 20 9                  13G                   Page 5 of 5 Pages
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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

The signature of the filing person constitutes the agreement of such person that this Amendment No. 10 to Schedule 13G is being filed on behalf of such person.


                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 10, 1998                                /s/ Marvin  Cohen,
                                                       ------------------------
                                                       Marvin Cohen
                                                       Senior Vice-President and
                                                       Secretary